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As filed with the Securities and Exchange Commission on October 10, 2001

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALUECLICK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7319	77-0495335
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

James R. Zarley
Chief Executive Officer
ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Kenneth R. Bender, Esq.
Brobeck, Phleger & Harrison LLP
550 South Hope Street
Los Angeles, California 90071
(213) 489-4060

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	1,890,000	$1.98	$3,742,200	$935.55

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the last sales price of the registrant's stock as reported on the Nasdaq National Market on October 9, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

     Subject to completion, dated October 10, 2001

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

1,890,000 Shares

VALUECLICK, INC.

Common Stock

    In connection with our acquisition of Bach Systems, Inc., we issued 321,808 shares of our common stock and plan to issue up to an additional 1,568,192 shares of our common stock to the former stockholders of Bach Systems, Inc. This prospectus may be used by former stockholders of Bach Systems, Inc. to resell these shares of our common stock issued to them in the Bach Systems, Inc. acquisition.

    The prices at which those stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

    Our common stock is quoted on the Nasdaq National Market under the symbol "VCLK." On October 9, 2001, the closing price of our common stock as reported on the Nasdaq National Market was $1.98.

    Investing in our common stock involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated by references in this prospectus for some of the risks and uncertainties that you should consider.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October   , 2001.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at our web site at http://www.valueclick.com and at the Securities and Exchange Commission's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

    1.
    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
    2.
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.
    3.
    Our Current Reports on Form 8-K filed on December 5, 2000 (as amended on Form 8-K/A filed on February 5, 2001), December 22, 2000 (as amended on Form 8-K/A filed on February 22, 2001) and July 3, 2001.
    4.
    Our Joint Proxy Statement/Prospectus contained in our registration statement on Form S-4 (File No. 333-65562) declared effective by the Securities and Exchange Commission on September 27, 2001.
    5.
    The description of our common stock contained in our registration statement on Form 8-A12G (File No. 000-30135) filed on March 28, 2000, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Investor Relations
      ValueClick, Inc.
      4360 Park Terrace Drive, Suite 100
      Westlake Village, California 91361
      (818) 575-4500

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus.

THE COMPANY

    We are a leading provider of performance-based Internet advertising solutions. For marketers seeking measurable results, we strive to provide the highest return on their advertising investment through a combination of performance-based pricing, advanced targeting capabilities, rigorous network quality control and an integrated product line. Specifically, we provide online advertisers and publishers of Websites advertising models known as cost-per-click, cost-per-action and cost-per-lead, in which an advertiser only pays us, and we in turn only pay a publisher of a Web site, when an Internet user clicks on an advertiser's banner advertisement, performs a specific action, such as a software download, an online registration or other transactions or when an e-mail lead is generated.

    As one of the largest aggregators of advertising on small- to medium sized Web sites, we believe that we provide advertisers a cost-effective solution for purchasing advertising space from thousands of Web publishers through a single source. Our advertising network which currently consists of over 30,000 Web sites worldwide and reaches approximately 1 out of every 3 U.S.-based Internet users each month, grew approximately 103% during 2000. In order to join our network, member Web sites must satisfy our strict quality standards for content and traffic. In 2000, we served in excess of 42 billion Web advertisements and delivered over 158 million visitors to advertisers' Websites.

    Our executive offices are located at 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, and the telephone number at that address is: (818) 575-4500.

THE SELLING STOCKHOLDERS

    We, Bach Systems, Inc. ("Bach") and Bach Acquisition Corp., our wholly owned subsidiary, entered into an Agreement and Plan of Merger, dated as of November 17, 2000, pursuant to which shares of common stock of Bach were converted into the right to receive shares of our common stock, $0.001 par value. Pursuant to the merger agreement, we also entered into a Registration Rights Agreement, dated as of November 20, 2000, with the selling stockholders.

    The following table sets forth the number of shares beneficially owned by each of the selling stockholders. No estimate can be given as to the amount of our common stock that will be beneficially owned by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares of our common stock beneficially owned by them and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

Name of Selling Stockholder	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Registered For Sale Hereby
Scott Averbach	750,408	1.9%	687,676	(1)
Joseph Averbach	489,593	1.3%	1,202,324	(2)
Total	1,240,001	3.3%	1,890,000

(1)
Includes up to 522,730 shares of common stock that may be issuable to Mr. Averbach as earn-out payment provided we satisfy certain milestones.

(2)
Includes up to 1,045,462 shares of common stock that may be issuable to Mr. Averbach as earn-out payment provided we satisfy certain milestones.

    Mr. Scott Averbach was Chief Executive Officer and a director of Bach, and as of November 20, 2000, became our President, OnResponse Network. Mr. Joseph Averbach was President, Treasurer, Secretary and a director of Bach, and as of November 20, 2000, became our Vice President, Operations, OnResponse Network. The business address of each of the selling stockholders is 1280 East Congress Avenue, West Palm Beach, Fl 33401.

    Under the merger agreement, the selling stockholders may receive up to an additional 1,568,192 shares of our common stock as an earn-out payment provided that we satisfy certain milestones at specified periods. These earn-out shares have not been reflected in the table above. An amendment to this registration statement and a prospectus supplement will be filed to reflect any change in the number of shares offered by the selling stockholders as a result of the issuance of earn-out shares, if any.

    This registration statement also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

PLAN OF DISTRIBUTION

    We are registering 321,808 shares of our common stock on behalf of the selling stockholders and an additional 1,568,192 shares of our common stock that may be issued to the selling stockholders. As used herein, "selling stockholders" includes the selling stockholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

    The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares of a selling stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

    The shares may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

    Pursuant to the registration rights agreement, we agreed to use commercially reasonable efforts to effect the registration of the shares in this offering and to permit the resale of such shares in accordance with the selling stockholders' intended method or methods. The registration rights agreement obligates us to pay all expenses incurred in connection with registration, including, without limitation, all listing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for us and of our independent public accountants (including the expenses of "cold comfort" letters required by or incident to such performance and compliance) and the reasonable fees and expenses of one counsel to the stockholders. However, each selling stockholder will bear and pay transfer taxes, underwriting fees and brokerage commissions (if any), applicable to the securities offered for its account in connection with any registrations, filings and qualifications made pursuant to the registration rights agreement. We agreed in the registration rights agreement to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

RECENT DEVELOPMENTS

    On July 1, 2001 we entered into a merger agreement with Mediaplex, Inc., a provider of technology solutions for marketers and advertisers, whereby Mediaplex, Inc. would become our wholly-owned subsidiary. In connection with this transaction, a Joint Proxy Statement/Prospectus contained in a Registration Statement on Form S-4 (File No. 333-65562) was filed with the Securities and Exchange Commission and declared effective on September 27, 2001. Special meetings of the stockholders of both companies are scheduled for October 19, 2001 to approve the transaction. At the closing, each share of Mediaplex, Inc. common stock will be automatically converted into 0.4113 shares of our common stock, and each outstanding Mediaplex, Inc. option will be assumed by us and become an option to purchase a number of shares of our common stock equal to the number of shares of Mediaplex, Inc. common stock subject to that Mediaplex, Inc. option immediately before the merger. The exercise price of our option will be equal to the exercise price of the Mediaplex, Inc. option divided by 0.4113, rounded up to the nearest cent. We expect to issue approximately 14.6 million shares of our common stock in this transaction and assume options to purchase approximately 3.5 million shares of common stock. The merger is expected to qualify as a "reorganization" within the meaning of Section 386 of the Internal Revenue Code of 1986 and is accounted for as a purchase. For a more detailed discussion of the merger, please see our Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) on Form S-4 on October 1, 2001.

USE OF PROCEEDS

    We will not receive any of the proceeds from this offering. All of the net proceeds from this offering will be for the account of the selling stockholders.

DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently anticipate retaining all available funds, if any, to finance internal growth and product development. Payment of dividends in the future will depend upon our earnings and financial condition and such other factors as our board of directors may consider or deem appropriate at the time.

LEGAL MATTERS

    The validity of the issuance of the shares in this offering will be passed upon for ValueClick, Inc. by Brobeck, Phleger & Harrison LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements and the financial statement schedule of ValueClick, Inc. as of December 31, 1999 and 2000, and for the period from May 1, 1998 (inception) through December 31, 1998 and for each of the two years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the ValueClick, Inc. Joint Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 dated September 27, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Mediaplex, Inc. as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the ValueClick, Inc. Joint Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 dated September 27, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale of the offered shares shall, under any circumstances, create any implication that there has not been any change in the facts of the offered shares set forth in this prospectus or in the affairs of ValueClick, Inc. since the date of the prospectus.

1,890,000 Shares

VALUECLICK, INC.
Common Stock

PROSPECTUS

October   , 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration fee	$935.55
NASD fee	—
Nasdaq National Market listing fee	—
Printing and engraving	2,500
Our legal fees and expenses	3,000
The selling stockholders' legal fees and expenses	—
Accounting fees and expenses	1,500
Blue sky fees and expenses	—
Transfer agent fees	1,500
Miscellaneous	1,000

Total	$10,435.55

Item 15.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions,

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however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    We have purchased directors' and officers' liability insurance.

Item 16.  Exhibits

Exhibit No.	Description
5.1	Opinion of Brobeck, Phleger & Harrison LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page)

    Item 17.  Undertakings

      (a) We hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b)  We hereby undertake that for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the indemnification provisions summarized in Item 15 or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, ValueClick, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 5th day of October, 2001.

VALUECLICK, INC.
By:	/s/ JAMES R. ZARLEY James R. Zarley Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitutes and appoints, jointly and severally, James R. Zarley and Kurt A. Johnson, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES R. ZARLEY James R. Zarley	Chairman of the Board and Chief Executive Officer	October 5, 2001
/s/ EARLE A. MALM II Earle A. Malm II	Vice Chairman of the Board	October 4, 2001
Brian Coryat	Founder and Director	October , 2001

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/s/ KURT A. JOHNSON Kurt A. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2001
/s/ DAVID S. BUZBY David S. Buzby	Director	October 4, 2001
Robert D. Leppo	Director	October , 2001
/s/ MARTIN HART Martin Hart	Director	October 5, 2001
/s/ STEVEN J. UMBERGER Steven J. Umberger	Director	October 4, 2001
Jeffrey E. Epstein	Director	October , 2001
Barry Salzman	Director	October , 2001

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QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
THE SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY